Exhibit 99.1

Apollo Investment Corporation

Announces Quarter and Fiscal Year Ended March 31, 2011 Financial Results

and Quarterly Dividend of $0.28 Per Share

NEW YORK— May 31, 2011—Apollo Investment Corporation (NASDAQ-GS: AINV) or the “Company”, “Apollo Investment”, “we” or “our” today announces financial results for its quarter and its fiscal year ended March 31, 2011. Additionally, the Company announces that its Board of Directors has declared its first fiscal quarter 2012 dividend of $0.28 per share, payable on July 6, 2011 to stockholders of record as of June 16, 2011. The dividend will be paid from earnings whose specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At March 31, 2011:

Total Assets: $3.1 billion

Investment Portfolio: $3.1 billion

Net Assets: $2.0 billion

Net Asset Value per share: $10.03

Portfolio Activity for the Quarter Ended March 31, 2011:

Investments made during the quarter: $298 million

Number of new portfolio companies invested: 8

Investments sold or prepaid during the quarter: $255 million

Number of portfolio company exits: 8

Portfolio Activity for the Fiscal Year Ended March 31, 2011:

Investments made during the fiscal year: $1.1 billion

Number of new portfolio companies invested: 21

Investments sold or prepaid during the fiscal year: $977 million

Number of portfolio company exits: 19

Number of portfolio companies at end of fiscal year: 69

Operating Results for the Quarter Ended March 31, 2011 (in thousands, except per share amounts):

Net investment income: $50,037

Net realized and unrealized gains: $62,014

Net increase in net assets from operations: $112,052

Net investment income per share: $0.26

Net realized and unrealized gains per share: $0.32

Earnings per share (basic): $0.57

Earnings per share (diluted): $0.55

Operating Results for the Fiscal Year Ended March 31, 2011 (in thousands, except per share amounts):

Net investment income: $191,172

Net realized and unrealized gains: ($10,760)

Net increase in net assets from operations: $180,412

Net investment income per share: $0.99

Net realized and unrealized gains per share: ($0.05)

Earnings per share (basic and diluted): $0.93

Conference Call/Webcast at 11:00 a.m. ET on June 1, 2011

The company will also host a conference call at 11:00 a.m. (Eastern Time) on Wednesday, June 1, 2011 to present the fourth quarter and fiscal year results. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call, international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation when prompted. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available through June 15, 2011 by calling (800) 642-1687, international callers please dial (706) 645-9291, reference pin #63296722. The audio webcast will be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of our website at www.apolloic.com.

PORTFOLIO AND INVESTMENT ACTIVITY

During our fiscal year ended March 31, 2011, we invested $1.1 billion across 21 new and 18 existing portfolio companies through a combination of primary and secondary market purchases. This compares to investing $716 million in 5 new and 24 existing portfolio companies for the previous fiscal year ended March 31, 2010. Investments sold or prepaid during the fiscal year ended March 31, 2011 totaled $977 million versus $452 million for the fiscal year ended March 31, 2010.

At March 31, 2011, our net portfolio consisted of 69 portfolio companies and was invested 33% in senior secured loans, 58% in subordinated debt, 1% in preferred equity and 8% in common equity and warrants measured at fair value versus 67 portfolio companies invested 30% in senior secured loans, 59% in subordinated debt, 1% in preferred equity and 10% in common equity and warrants at March 31, 2010.

The weighted average yields on our senior secured loan portfolio, subordinated debt portfolio and total debt portfolio as of March 31, 2011 at our current cost basis were 9.0%, 13.1% and 11.6%, respectively. At March 31, 2010, the yields were 8.5%, 13.5% and 11.8%, respectively.

Since the initial public offering of Apollo Investment in April 2004 and through March 31, 2011, invested capital totaled over $7.3 billion in 147 portfolio companies. Over the same period, Apollo Investment completed transactions with more than 90 different financial sponsors.

RESULTS OF OPERATIONS

Results comparisons are for the fiscal years ended March 31, 2011, March 31, 2010 and March 31, 2009.

Investment Income

For the fiscal years ended March 31, 2011, 2010 and 2009, gross investment income totaled $358.8 million, $340.2 million and $377.3 million, respectively. The increase in gross investment income from fiscal year 2010 to fiscal year 2011 was primarily due to an increase in the size of the income-producing portfolio as compared to the previous fiscal year. The decrease in gross investment income from fiscal year 2009 to fiscal year 2010 was primarily due to two factors: the reduction in the size of the income-producing portfolio as compared to the previous fiscal year and the reduction in average LIBOR of over 150 basis points year over year.

Expenses

Net expenses totaled $167.6 million, $139.6 million and $170.5 million, respectively, for the fiscal years ended March 31, 2011, 2010 and 2009, of which $107.6 million, $103.9 million and $111.3 million, respectively, were base management fees and performance-based incentive fees and $48.0 million, $24.5 million and $48.9 million, respectively, were interest and other debt expenses. Administrative services and other general and administrative expenses totaled $12.0 million, $11.2 million and $10.3 million, respectively, for the fiscal years ended March 31, 2011, 2010 and 2009. Net expenses consist of base investment advisory and management fees, insurance expenses, administrative services fees, legal fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The increase in net expenses from fiscal 2010 to fiscal 2011 was primarily due to an increase in interest and other debt expenses as we added new sources of capital that increased our weighted average annual interest cost. The decrease in net expenses from fiscal 2009 to 2010 was primarily related to the decrease in interest and other debt expenses due to the reduction in average LIBOR in the year over year period coupled with the lower average outstanding balance on the revolving credit facility during fiscal year 2010 as compared to fiscal year 2009. Accrued excise tax expenses totaled $0, $1.2 million, and $0.5 million for the fiscal years ended March 31, 2011, 2010 and 2009.

Net Investment Income

The Company’s net investment income totaled $191.2 million, $199.4 million and $206.3 million, or $0.99, $1.26, and $1.48, on a per average share basis, respectively, for the fiscal years ended March 31, 2011, 2010 and 2009.

Net Realized Losses

The Company had investment sales and prepayments totaling $977 million, $452 million and $340 million, respectively, for the fiscal years ended March 31, 2011, 2010 and 2009. Net realized losses for the fiscal years ended March 31, 2011, 2010, and 2009 were $152.0 million, $473.0 million and $83.7 million, respectively. Net realized losses incurred during fiscal years 2011 and 2010 were primarily related to sales and restructurings of certain underperforming portfolio companies such as American Safety Razor, LVI Services and Pacific Crane Maintenance Company, various portfolio optimization measures, and our liquidity management strategy during the financial crisis early in the 2010 fiscal year. Net realized losses incurred in fiscal 2009 were mainly derived from selective exits of underperforming investments.

Net Unrealized Appreciation (Depreciation) on Investments, Cash Equivalents and Foreign Currencies

For the fiscal years ended March 31, 2011 and 2010 net change in unrealized appreciation on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled $141.3 million and $536.9 million, respectively. For the fiscal year ended March 31, 2009, net change in unrealized depreciation on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled $734.5 million. Net unrealized appreciation for fiscal 2011 and 2010 was primarily due to the recognition of realized losses which reversed unrealized depreciation, net changes in specific portfolio company fundamentals, and improving capital market conditions. During fiscal 2009, a material increase in unrealized depreciation was recognized from significantly lower fair value determinations on many of our investments. These lower fair values were driven primarily from the general market dislocation, the illiquid capital markets, and the then current market expectations for pricing increased credit risk and default assumptions.

Net Increase (Decrease) in Net Assets From Operations

For the fiscal years ended March 31, 2011 and 2010, the Company had a net increase in net assets resulting from operations of $180.4 million and $263.3 million, respectively. For the fiscal year ended March 31, 2009, the Company had a net decrease in net assets resulting from operations of $611.9 million. For the years ended March 31, 2011 and 2010, basic and diluted earnings per average share were $0.93 and $1.65, respectively. The loss per average share was $4.39 for the year ended March 31, 2009.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources are generated and generally available through periodic follow-on equity and debt offerings, our senior secured, multi-currency $1.63 billion revolving credit (the “Facility”), our senior secured notes, investments in special purpose entities in which we hold and finance particular investments on a non-recourse basis, as well as from cash flows from operations, investment sales of liquid assets and prepayments of senior and subordinated loans and income earned from investments. The Company also has investments in its portfolio that contain payment-in-kind (“PIK”) provisions. PIK investments offer issuers the option at each payment date of making payments in cash or in additional securities. When additional securities are received, they typically have the same terms, including maturity dates and interest rates as the original securities issued. On these payment dates, the Company capitalizes the accrued interest or dividends receivable (reflecting such amounts as the basis in the additional securities received). PIK generally becomes due at maturity of the investment or upon the investment being called by the issuer. In order to maintain the Company’s status as a RIC, this non-cash source of income must be paid out to stockholders annually in the form of dividends, even though the Company has not yet collected the cash. For the fiscal year ended March 31, 2011, accrued PIK totaled $32.9 million, on total investment income of

$358.8 million. At March 31, 2011, the Company had $628 million in borrowings outstanding on its Facility and $1.0 billion of unused capacity. On April 13, 2011, $380 million of commitments on the Facility matured. As of April 13, 2011, aggregate lender commitments under the Facility total $1,253,750,000.

On September 30, 2010, the Company entered into a note purchase agreement, providing for a private placement issuance of $225 million in aggregate principal amount of five-year, senior secured notes with a fixed interest rate of 6.25% and a maturity date of October 4, 2015 (the “Senior Secured Notes”). On October 4, 2010, the Senior Secured Notes were sold to certain institutional accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended. Interest on the Senior Secured Notes will be due semi-annually on April 4 and October 4, commencing on April 4, 2011. The proceeds from the issuance of the Senior Secured Notes were primarily used to reduce other outstanding borrowings and/or commitments on the Company’s Facility.

On January 25, 2011, we closed a private offering of $200 million aggregate principal amount of senior unsecured convertible notes (the “Convertible Notes”). The Convertible Notes were issued in a private placement only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The Convertible Notes bear interest at an annual rate of 5.75%, payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2011. The Convertible Notes will mature on January 15, 2016 unless earlier converted or repurchased at the holder’s option. Prior to December 15, 2015, the Convertible Notes will be convertible only upon certain corporate reorganizations, dilutive recapitalizations or dividends, or if, during specified periods our shares trade at more than 130% of the then applicable conversion price or the Convertible Notes trade at less than 97% of their conversion value and, thereafter, at any time. The Convertible Notes will be convertible by the holders into shares of common stock, initially at a conversion rate of 72.7405 shares of the Company’s common stock per $1,000 principal amount of Convertible Notes (14,548,100 common shares) corresponding to an initial conversion price of approximately $13.75, which represents a premium of 17.5% to the $11.70 per share closing price of the Company’s common stock on The NASDAQ Global Select Market on January 19, 2011. The conversion rate will be subject to adjustment upon certain events, such as stock splits and combinations, mergers, spin-offs, increases in dividends in excess of $0.28 per share per quarter and certain changes in control. Certain of these adjustments, including adjustments for increases in dividends, are subject to a conversion price floor of $11.70 per share. The Convertible Notes are senior unsecured obligations and rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness (including existing unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities.

On May 3, 2010, the Company closed on its most recent follow-on public equity offering of 17.25 million shares of common stock at $12.40 per share raising approximately $204 million in net proceeds. In the future, the Company may raise additional equity or debt capital, among other considerations. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	March 31, 2011	March 31, 2010

Assets
Non-controlled/non-affiliated investments, at value (cost—$2,900,378 and $2,782,880, respectively)	$2,901,295	$2,677,893
Non-controlled/affiliated investments, at value (cost—$22,407 and $102,135, respectively)	37,295	83,136
Controlled investments, at value (cost—$376,051 and $357,590, respectively)	111,568	92,551
Cash equivalents, at value (cost—$0 and $449,852, respectively)	—	449,828
Cash	5,471	7,040
Foreign currency (cost—$881 and $30,705, respectively)	883	30,717
Receivable for investments sold	13,461	49,643
Interest receivable	45,686	43,139
Dividends receivable	5,131	5,700
Miscellaneous income receivable	—	788
Receivable from investment adviser	576	611
Prepaid expenses and other assets	27,447	24,070

Total assets	$3,148,813	$3,465,116

Liabilities
Debt	$1,053,443	$1,060,616
Payable for investments and cash equivalents purchased	37,382	549,009
Dividends payable	54,740	49,340
Management and performance-based incentive fees payable	27,553	26,363
Interest payable	9,703	2,132
Accrued administrative expenses	1,738	1,722
Other liabilities and accrued expenses	3,223	3,128

Total liabilities	$1,187,782	$1,692,310

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 195,502 and 176,214 issued and outstanding, respectively	$196	$176
Paid-in capital in excess of par	2,871,559	2,645,687
Undistributed net investment income	56,557	104,878
Accumulated net realized loss	(713,873)	(583,270)
Net unrealized depreciation	(253,408)	(394,665)

Total net assets	$1,961,031	$1,772,806

Total liabilities and net assets	$3,148,813	$3,465,116

Net Asset Value Per Share	$10.03	$10.06

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended March 31,
	2011	2010	2009
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$316,183	$297,123	$340,664
Dividends	4,713	11,450	11,940
Other Income	15,143	10,003	5,326
From non-controlled/affiliated investments:
Interest	10,296	1,002	—
From controlled investments:
Dividends	12,334	20,660	19,374
Other Income	110	—	—

Total Investment Income	358,779	340,238	377,304

EXPENSES:
Management fees	$59,831	$54,069	$59,686
Performance-based incentive fees	47,793	49,853	51,583
Interest and other debt expenses	48,025	24,480	48,919
Administrative services expense	5,529	4,725	4,794
Insurance expense	927	1,100	948
Other general and administrative expenses	5,502	5,383	4,740

Total expenses	167,607	139,610	170,670
Expense offset arrangement	—	—	(217)

Net expenses	167,607	139,610	170,453

Net investment income before excise taxes	191,172	200,628	206,851
Excise tax expense	—	(1,218)	(520)

Net investment income	$191,172	$199,410	$206,331

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	$(144,350)	$(467,275)	$(125,005)
Foreign currencies	(7,667)	(5,752)	41,265

Net realized loss	(152,017)	(473,027)	(83,740)

Net change in unrealized gain (loss):
Investments and cash equivalents	140,227	548,530	(784,388)
Foreign currencies	1,030	(11,623)	49,918

Net change in unrealized gain (loss)	141,257	536,907	(734,470)

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	(10,760)	63,880	(818,210)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$180,412	$263,290	$(611,879)

EARNINGS (LOSS) PER SHARE – BASIC AND DILUTED	$0.93	$1.65	$(4.39)

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488